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                                                                       EXHIBIT 5

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                         SunTrust International Center
                                   28th Floor
                             One S.E. Third Avenue
                           Miami, Florida 33131-1704
                                 (305) 374-5600
                            Telecopy (305) 374-5095


                                 April 8, 1998


Medical Manager Corporation
3001 North Rocky Point Drive East
Suite 100
Tampa, Florida 33607

Ladies and Gentlemen:

     We have acted as counsel to Medical Manager Corporation, a Delaware corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the public offering of an aggregate of 1,500,000 shares (the "Primary Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") on behalf of the Company and 1,000,000 shares (the "Secondary Shares") of the Common Stock on behalf of certain Selling Stockholders.

     Based on our review of the Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Primary Shares and the Secondary Shares were, or will be, when issued and paid for, validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        AKERMAN, SENTERFITT & EIDSON, P.A.

                                        /s/ Akerman, Senterfitt & Eidson, P.A.